EXHIBIT 99.1

  The Great Atlantic & Pacific Tea Company To Purchase Additional 60 U-Scan(R)
                  Self-Checkout Systems From Optimal Robotics

Montreal, Canada (February 26, 2002) - Optimal Robotics Corp. (NASDAQ: OPMR), North America's leading provider of retail self-checkout systems, today announced that The Great Atlantic & Pacific Tea Company (NYSE: GAP) has agreed to purchase an additional 60 U-Scan(R) self-checkout systems. This will increase A&P's U-Scan(R) install base to 125 stores throughout the United States and Canada.

"We are very proud that A&P has chosen U-Scan(R) as its self-checkout solution," said Henry M. Karp, President and Chief Operating Officer of Optimal Robotics. "A&P is one of the leading supermarket companies in North America and has been at the forefront in the deployment of self-checkout systems. The selection by A&P to continue their deployment of the U-Scan(R) self-checkout solution, is further confirmation of Optimal's industry leading status."

"Self-Checkout continues to be a strategic part of our Customer Service efforts and a point of differentiation in the shopping experience" said, A&P's Eric Dorne, Vice President- Store Systems. "We are eager to offer our Customers a choice at the checkout and stay on the leading edge in technological advances."
..
Founded in 1859, A&P was one of the nation's first supermarket chains, and is today one of North America's 10 largest. The Company operates 740 stores in 15 states, the District of Columbia and Ontario, Canada under the following trade names: A&P, Waldbaum's, Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Kohl's, Sav-A-Center, Dominion, The Barn Markets, Food Basics and Ultra Food & Drug.

Optimal Robotics Corp. is the leading provider of self-checkout systems to retailers in North America. The Company's principal product is U-Scan(R), an automated self-checkout system which enables shoppers to scan, bag and pay for their purchases with limited or no assistance from store personnel. U-Scan(R), which processed over 350 million shopper transactions in 2001, is designed to reduce retailer checkout costs and increase shoppers' convenience.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with the Securities and Exchange Commission. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.